                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE

                                             For further information contact:
                                             Donald A. Williams, Chairman & CEO
                                             Michael J. Janosco Jr., CFO
                                             413-568-1911

Westfield Financial, Inc. Reports Results for the Quarter and Six Months Ended June 30, 2008

Westfield, Massachusetts, July 23, 2008: Westfield Financial, Inc. (the "Company") (NASDAQ:WFD), the holding company for Westfield Bank (the "Bank"), reported net income of $2.1 million, or $0.07 per diluted share, for the quarter ended June 30, 2008 compared to $1.9 million, or $0.06 per diluted share, for the same period in 2007. For the six months ended June 30, 2008, net income was $4.0 million, or $0.13 per diluted share, compared to $3.9 million, or $0.13 per diluted share for the same period in 2007.

The increase in earnings was primarily the result of an increase in net interest income, partially offset by increased noninterest expenses and an increase in the provision for loan losses. Net interest income increased $540,000 to $8.0 million for the three months ended June 30, 2008 compared to $7.4 million for the same period in 2007. The net interest margin, on a tax equivalent basis, was 3.23% for the three months ended June 30, 2008, compared to 3.25% for the same period in 2007.

For the six months ended June 30, 2008, net interest income increased $727,000 to $15.7 million, compared to $14.9 million for the same period in 2007. The net interest margin, on a tax equivalent basis, was 3.20% and 3.31% for the six months ended June 30, 2008 and 2007, respectively.

The increase in net interest income for the three and six months ended June 30, 2008 was a result of an increase in the average balances of investment securities and loans, which was funded primarily through an increase in short-term borrowings and long-term debt.

For the three months ended June 30, 2008, noninterest expense was $5.7 million compared to $5.6 million for the same period in 2007. This increase was primarily due to an increase of $198,000 in salaries and benefits to $3.5 million for the three months ended June 30, 2008. Expenses related to share-based compensation increased $192,000 for the three months ended June 30, 2008 as a result of new grants of restricted stock and stock options in the third quarter of 2007.

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For the six months ended June 30, 2008, noninterest expense was $11.5 million compared to $10.9 million for the same period in 2007. This increase was primarily due to an increase of $492,000 in salaries and benefits to $7.1 million for the six months ended June 30, 2008. Expenses related to share-based compensation increased $394,000 for the six months ended June 30, 2008 as a result of new grants, described above. In addition, expenses related to employee health insurance increased $92,000 due to normal increases in this area.

The provision for loans losses was $240,000 for the three months ended June 30, 2008 compared to $75,000 for the same period in 2007. For the six months ended June 30, 2008, the provision for loan losses was $415,000 compared to $175,000 for the same period in 2007. The factors that influenced the increase in the provision for loan losses primarily include an increase in the commercial loan portfolio and an increase in non-performing loans due to the deterioration of one commercial loan relationship, each described below.

The six months ended June 30, 2008 also includes a net gain of $9,000 on the sale and writedown of securities. In the first quarter of 2008, Westfield Financial reported a writedown $310,000 on preferred stock issued by Freddie Mac, a government-sponsored enterprise. Management deemed the impaired value of this preferred stock to be other than temporary. Westfield Financial's book value remaining on preferred stock issued by Freddie Mac is $690,000 at June 30, 2008. The writedown was offset by net gains of $319,000 for the six months ended June 30, 2008 on the sale of other investment securities. There were no gains, losses, or writedowns related to investment securities for the same period in 2007.

Balance Sheet Growth

Total assets increased $29.6 million to $1.1 billion at June 30, 2008 from $1.0 billion at December 31, 2007.

Net loans increased by $19.8 million to $434.7 million at June 30, 2008 from $414.9 million at December 31, 2007. The increase in net loans was primarily the result of an increase in commercial and industrial loans and commercial real estate loans. Commercial and industrial loans increased $15.5 million to $132.0 million at June 30, 2008 from $116.5 million at December 31, 2007. Commercial real estate loans increased $13.1 million to $203.1 million at June 30, 2008 from $190.0 million at December 31, 2007. The increases in commercial and industrial and commercial real estate loans were due to increased loan originations. Residential real estate loans decreased $7.7 million at June 30, 2008 from December 31, 2007. The Bank does not originate or hold subprime mortgage loans.

Investment securities decreased $6.2 million to $516.6 million at June 30, 2008 from $522.8 million at December 31, 2007. Investment securities decreased as funds received from securities which matured or paid down were used to originate loans.

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Asset growth was funded primarily through a $60.6 million increase in short-term borrowings and long-term debt, which totaled $200.9 million at June 30, 2008. This was primarily due to $48.5 million in new long-term debt, in the form of institutional repurchase agreements, at June 30, 2008. The slope of the yield curve provided opportunities to earn a spread by borrowing funds and reinvesting in loans and securities.

Total deposits decreased $16.2 million to $586.5 million at June 30, 2008 from $602.7 million at December 31, 2007. The decrease in deposits was due to a decrease in time deposits and money market accounts, partially offset by an increase in regular savings and checking accounts. Money market accounts decreased $7.7 million to $66.9 million at June 30, 2008. Time deposits decreased $29.4 million to $323.9 million at June 30, 2008. Management placed less emphasis on gathering time deposits in favor of using other types of funding, such as borrowings. Management believes that doing so helped to control funding costs.

These decreases were partially offset by increases of $14.1 million in regular savings and $6.7 million in checking accounts. The increases in both regular savings and checking accounts were fueled by new products with higher interest rates than the Bank's other comparable products.

Stockholders' equity at June 30, 2008 and December 31, 2007 was $273.7 million and $286.5 million, respectively, which represented 25.6% of total assets as of June 30, 2008 and 27.6% of total assets as of December 31, 2007. The decrease in stockholders' equity is the result of the repurchase of 983,471 shares for $9.8 million related to the stock repurchase plan, along with regular and special dividends amounting to $7.5 million. This was partially offset by net income of $4.0 million for the six months ended June 30, 2008 and the issuance of 433,110 shares of common stock amounting to $1.9 million in connection with stock option exercises. All of the stock options exercised during the six months ended June 30, 2008 were granted in 2002.

As previously reported, the Board of Directors voted to authorize the commencement of a repurchase program on January 22, 2008 which authorized Westfield Financial to repurchase up to 3,194,000 shares, or ten percent of its outstanding shares of common stock.

Credit Quality

Nonperforming loans increased $1.9 million to $3.1 million at June 30, 2008 compared to $1.2 million at December 31, 2007. This represented 0.69% of total loans at June 30, 2008 and 0.29% of total loans at December 31, 2007. The increase was the result of a single agricultural commercial loan relationship of $1.8 million. The loan relationship is primarily secured by real estate. Management does not anticipate incurring significant losses on this relationship.

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The allowance for loan losses was $6.1 million at June 30, 2008 and $5.7 million at December 31, 2007. This represents 1.39% of total loans at June 30, 2008 and 1.36% of total loans at December 31, 2007. At these levels, the allowance for loan losses as a percentage of nonperforming loans was 200% at June 30, 2008 and 476% at December 31, 2007.

Dividend Declaration

Donald A. Williams, Chairman and Chief Executive Officer stated, "On July 22, 2008, the Board of Directors declared a regular cash dividend of $0.05 per share, payable on August 21, 2008 to all shareholders of record on August 7, 2008."

Westfield Bank is headquartered in Westfield, Massachusetts and operates through 11 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

This press release contains "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the Company's financial condition and results of operation and business that are subject to various factors which could cause actual results to differ materially from these estimates including, but not limited to, changes in the real estate market or local economy, changes in interest rates, changes in laws and regulations to which we are subject, and competition in our primary market area. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

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
                                    WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
                           Selected Consolidated Statement of Operations and Other Data
                                      ($ in thousands, except per share data)
                                                    (Unaudited)

                                                            Three Months Ended               Six Months Ended
                                                                June 30,                         June 30,

                                                          2008              2007            2008              2007
                                                          ----              ----            ----              ----
    Interest and dividend income                      $    13,547       $    13,059     $    27,316       $    25,903
    Interest expense                                        5,594             5,646          11,655            10,969
                                                      -----------       -----------     -----------       -----------

    Net interest and dividend income                        7,953             7,413          15,661            14,934
    Provision for loan losses                                 240                75             415               175
                                                      -----------       -----------     -----------       -----------

    Net interest and dividend income after
      provision for loan losses                             7,713             7,338          15,246            14,759
    Noninterest income                                        951               974           1,816             1,793
    Noninterest expense                                     5,733             5,581          11,517            10,887
                                                      -----------       -----------     -----------       -----------

    Income before income taxes                              2,931             2,731           5,545             5,665
    Income taxes                                              811               826           1,564             1,740
                                                      -----------       -----------     -----------       -----------
    Net income                                        $     2,120       $     1,905     $     3,981       $     3,925
                                                      ===========       ===========     ===========       ===========


    Basic earnings per share (1)                      $      0.07       $      0.06     $      0.14       $      0.13

    Average shares outstanding (1)                     29,300,122        30,120,536      29,388,895        30,107,957

    Diluted earnings per share (1)                    $      0.07       $      0.06     $      0.13       $      0.13

    Diluted average shares outstanding (1)             29,698,152        30,575,244      29,845,175        30,625,328

    OTHER DATA:

    Return on Average Assets (1)                             0.79%             0.77%           0.75%             0.80%

    Return on Average Equity (1)                             3.07%             2.61%           2.84%             2.71%

    Net Interest Margin (2)                                  3.23%             3.25%           3.20%             3.31%

--------------
(1) Three and six month results have been annualized.
(2) Net interest margin is calculated on a tax equivalent basis.

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

                   WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
               Selected Consolidated Balance Sheet and Other Data
                    ($ in thousands, except per share data)
                                  (Unaudited)

                                                        June 30,    December 31,
                                                          2008         2007
                                                          ----         ----

Total assets                                           $1,069,412    $1,039,784
Securities held to maturity                               256,558       278,619
Securities available for sale                             260,087       244,229
Stock in Federal Home Loan Bank of Boston
  and other restricted stock                                8,446         7,510

Loans                                                     440,805       420,628
Allowance for loan losses                                   6,127         5,726
                                                       ----------    ----------
Net loans                                                 434,678       414,902

Total deposits                                            586,460       602,676

Short-term borrowings                                      47,395        35,268

Long-term debt                                            153,500       105,000

Stockholders' equity                                      273,699       286,532

Book value per share                                         8.72          8.97

Other Data:

Nonperforming loans                                    $    3,063    $    1,202

Nonperforming loans as a percentage of total assets          0.29%         0.12%

Nonperforming loans as a percentage of total loans           0.69%         0.29%

Allowance for loan losses as a percentage of
  nonperforming loans                                         200%          476%

Allowance for loan losses as a percentage of
  total loans                                                1.39%         1.36%

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